Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2018 Financial Results

-- Fourth quarter GAAP net income of $139.8 million, or $0.64 per diluted share, and full year GAAP net income of $606.0 million, or $2.77 per diluted share --

-- Adjusted diluted net operating income per share for the fourth quarter of $0.70, an increase of 37% year-over-year, and for the full year of $2.69, an increase of 48% year-over-year --

-- Writes $56.5 billion in new MI business for 2018, sets company record for flow MI; MI in force increases 10% year-over-year to $221 billion and net MI premiums earned exceeds $1 billion --

-- Improves financial flexibility with $450 million return of capital from Radian Guaranty to Radian Group --

PHILADELPHIA--(BUSINESS WIRE)--February 8, 2019--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2018, of $139.8 million, or $0.64 per diluted share. This compares with net income for the quarter ended December 31, 2017, of $6.8 million, or $0.03 per diluted share, which included an incremental tax provision of $102.6 million, representing the impact of tax reform enacted in the fourth quarter of 2017.

Net income for the full year 2018 was $606.0 million, or $2.77 per diluted share, which includes a tax benefit of approximately $73.6 million from the impact of the settlement with the IRS as well as the reversal of certain previously accrued state and local tax liabilities. This compares to net income for the full year 2017 of $121.1 million, or $0.55 per diluted share which, in addition to the incremental tax provision, included impairment of goodwill and other acquired intangible assets related to the Mortgage and Real Estate Services segment of $130.9 million, net of tax.

Key Financial Highlights (dollars in millions, except per-share amounts)
	Year ended December 31, 2018	Year ended December 31, 2017	Percent Change
Net income (1)	$606.0	$121.1	N/M (2)
Diluted net income per share	$2.77	$0.55	N/M (2)
Consolidated pretax income	$684.2	$346.7	97%
Adjusted pretax operating income (3)	$745.5	$617.2	21%
Adjusted diluted net operating income per share(3) (4)	$2.69	$1.82	48%
Net premiums earned - mortgage insurance	$1,006.7	$932.8	8%
MI New Insurance Written (NIW)	$56,547	$53,905	5%
MI primary insurance in force	$221,443	$200,724	10%
Book value per share	$16.34	$13.90	18%
Return on equity (1)(5)	18.7%	4.1%	N/M (2)
Adjusted net operating return on equity (3)	18.2%	13.7%	33%

	Quarter ended December 31, 2018	Quarter ended December 31, 2017	Percent Change
Net income (1)	$139.8	$6.8	N/M (2)
Diluted net income per share	$0.64	$0.03	N/M (2)
Consolidated pretax income	$176.5	$164.7	7%
Adjusted pretax operating income (3)	$193.7	$172.5	12%
Adjusted diluted net operating income per share(3) (4)	$0.70	$0.51	37%
Net premiums earned - mortgage insurance	$259.7	$245.2	6%
MI New Insurance Written (NIW)	$12,737	$14,383	(11)%
Return on equity (1)(5)	16.4%	0.9%	N/M (2)
Adjusted net operating return on equity (3)	17.9%	15.0%	19%

(1)

Net income for the full year 2018 includes the impact of tax benefits of $73.6 million, which includes both the impact of the settlement with the IRS as well as the reversal of certain previously accrued state and local tax liabilities. Additionally, net income for the fourth quarter and the full year 2018 includes a pretax net loss on investments and other financial instruments of $11.7 million and $42.5 million, respectively. Net income for the fourth quarter and full year 2017 includes an incremental tax provision of $102.6 million as a result of the remeasurement of net deferred tax assets to reflect lower enacted corporate tax rates. Additionally, net income for the full year 2017 includes pretax impairment of goodwill and other acquired intangible assets related to the Mortgage and Real Estate Services segment of $200.2 million and a $51.5 million pretax loss on induced conversion and debt extinguishment (incurred primarily to purchase the company's convertible debt prior to maturity).

(2)	N/M - Calculation results are not meaningful.
(3)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(4)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rates of 21 percent in 2018 and 35 percent in 2017.
(5)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended December 31, 2018, was $193.7 million, compared to $172.5 million for the quarter ended December 31, 2017. Adjusted diluted net operating income per share for the quarter ended December 31, 2018, was $0.70, an increase of 37 percent compared to $0.51 for the quarter ended December 31, 2017. Adjusted pretax operating income for the year ended December 31, 2018, was $745.5 million, compared to $617.2 million for the same period of 2017. Adjusted diluted net operating income per share for the year ended December 31, 2018, was $2.69, an increase of 48 percent compared to $1.82 for the same period of 2017.

Book value per share at December 31, 2018, was $16.34, compared to $15.69 at September 30, 2018, and an increase of 18 percent compared to $13.90 at December 31, 2017.

“I am pleased to report that 2018 was another outstanding year for Radian, with net income of $606 million, return on equity of 18.7%, 10% growth in mortgage insurance in force and record volume of flow mortgage insurance business,” said Radian’s Chief Executive Officer Rick Thornberry. “We are delivering on our strategy of becoming an even stronger company across all of our businesses, from Mortgage Insurance and Risk Services to Title, Mortgage and Real Estate Services, while also strengthening our capital position and increasing our financial flexibility.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  MI new insurance written (NIW) grew to $56.5 billion for the full year 2018, an increase of 5 percent compared to $53.9 billion for the prior year. NIW was $12.7 billion for the fourth quarter, compared to $15.8 billion in the third quarter of 2018 and $14.4 billion in the prior-year quarter.
    NIW for the full year 2018 represented record volume written on a flow basis for the company.
    Of the $12.7 billion in NIW in the fourth quarter of 2018, 83 percent was written with monthly premiums, compared to 78 percent in the third quarter of 2018, and 77 percent a year ago.
    Borrower-paid originations accounted for 94 percent of total NIW in the fourth quarter of 2018, compared to 91 percent in the third quarter of 2018, and 79 percent a year ago.
    Purchase originations accounted for 95 percent of total NIW in the fourth quarter of 2018, compared to 96 percent in the third quarter of 2018, and 88 percent a year ago.
  Total primary mortgage insurance in force as of December 31, 2018, grew to $221.4 billion, an increase of 2 percent compared to $217.1 billion as of September 30, 2018, and an increase of 10 percent compared to $200.7 billion as of December 31, 2017.
    The composition of Radian’s mortgage insurance portfolio continues to improve, with 94 percent consisting of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 83.1 percent for the twelve months ended December 31, 2018, compared to 81.4 percent for the twelve months ended September 30, 2018 and 81.1 percent for the twelve months ended December 31, 2017.
    Annualized persistency for the three months ended December 31, 2018, was 85.5 percent, compared to 83.4 percent for the three months ended September 30, 2018, and 79.4 percent for the three months ended December 31, 2017.
  Net mortgage insurance premiums earned were $259.7 million for the quarter ended December 31, 2018, compared to $255.5 million for the quarter ended September 30, 2018, and $245.2 million for the quarter ended December 31, 2017.
    Mortgage insurance in force portfolio yield was 49.0 basis points in the fourth quarter, compared to 48.6 basis points in the third quarter of 2018, and 48.1 basis points in the fourth quarter of 2017.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 47.4 basis points in the fourth quarter, compared to 47.8 basis points in the third quarter of 2018, and 49.4 basis points in the fourth quarter of 2017.
    Additional details regarding notable variable items impacting premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $27.1 million in the fourth quarter of 2018, compared to $20.7 million in the third quarter of 2018, and $35.3 million in the fourth quarter of 2017.
    The number of primary delinquent loans was 21,093 as of December 31, 2018, an increase of 2 percent compared to 20,770 as of September 30, 2018 and a decrease of 24 percent compared to 27,922 as of December 31, 2017. The elevated number of primary delinquent loans as of December 31, 2017 was driven by new notices of default from areas affected by major 2017 hurricanes. Based on past experience, the company continues to expect that these delinquencies will not result in a material number of new paid claims.
    The primary mortgage insurance delinquency rate was 2.1 percent in the fourth quarter of 2018, compared to 2.1 percent in the third quarter of 2018, and 2.9 percent in the fourth quarter of 2017.
    The loss ratio in the fourth quarter was 10.4 percent, compared to 8.1 percent in the third quarter of 2018 and 14.4 percent in the fourth quarter of 2017.
    Mortgage insurance loss reserves were $397.9 million as of December 31, 2018, compared to $409.0 million as of September 30, 2018, and $507.6 million as of December 31, 2017.
  Total mortgage insurance claims paid were $39.7 million in the fourth quarter, compared to $59.8 million in the third quarter of 2018, and $85.5 million in the fourth quarter of 2017. Excluding the impact of commutations and captive terminations, claims paid were $35.4 million in the fourth quarter of 2018, compared to $47.1 million in the third quarter of 2018 and $58.9 million in the fourth quarter of 2017. For the full year 2018, total net claims paid were $215.9 million, compared to $390.4 million for the full year 2017. Claims paid for the full year 2017 included the payment of $54.8 million made in connection with the scheduled final settlement of the Freddie Mac Agreement entered into in August 2013. In addition, the company’s pending claim inventory declined 8 percent from the fourth quarter of 2017.
  Total Mortgage and Real Estate Services Segment revenues for the fourth quarter were $41.5 million, compared to $40.9 million for the third quarter of 2018, and $40.7 million for the fourth quarter of 2017. Total revenues for the full year 2018 were $157.1 million, compared to $161.8 million for the same period of 2017. Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended December 31, 2018 was $3.2 million, compared to $0.6 million for the quarter ended September 30, 2018, and $3.8 million for the quarter ended December 31, 2017. Services adjusted EBITDA for the full year 2018 was $6.2 million, compared to $2.0 million for the prior year period. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  As previously announced and during the fourth quarter, Radian acquired Independent Settlement Services, a national appraisal and title management services company, and Five Bridges Advisors, LLC, a developer of proprietary software, data analytics and predictive models leveraging artificial intelligence, machine learning and traditional econometric techniques. While the financial terms of the transactions were immaterial to Radian, the acquisitions are consistent with the company's growth and diversification strategy, as well as its focus on the core product offerings of its Title, Mortgage and Real Estate Services businesses.
  Other operating expenses were $77.3 million in the fourth quarter, compared to $70.1 million in the third quarter of 2018, and $66.0 million in the fourth quarter of last year. The year-over-year increase was driven primarily by approximately $5.5 million in increased incentive compensation and benefits based on year-to-date performance and approximately $4.1 million of incremental expenses related to the operations of businesses acquired in 2018.

CAPITAL AND LIQUIDITY UPDATE

As of December 31, 2018, Radian Group maintained $714 million of available liquidity. Total liquidity, which includes the company’s $268 million unsecured revolving credit facility, was $982 million as of December 31, 2018. The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

  The Pennsylvania Insurance Department approved a $450 million return of capital from Radian Guaranty to Radian Group during the fourth quarter of 2018, which was paid on December 21, 2018 from Radian Guaranty's gross paid in and contributed statutory surplus. This strategic capital action improves Radian Group's financial flexibility. The company plans to use a portion of these proceeds to retire its $159 million in Senior Notes when due in June 2019.
  As previously announced, Radian executed the mortgage insurance industry's first simultaneous mortgage insurance linked notes (ILNs) and excess of loss (XOL) reinsurance placement during the fourth quarter of 2018. Radian Guaranty Inc., the principal mortgage insurance subsidiary of Radian Group, obtained $434 million of credit risk protection from Eagle Re 2018-1 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian. In addition, Radian Guaranty agreed to terms with a third-party global reinsurer on a separate XOL reinsurance agreement for $21 million of protection. The ILN-related reinsurance and XOL transfer risk on the same portfolio of eligible mortgage insurance policies issued by Radian Guaranty between January 2017 and December 2017, with the XOL covering a pro rata portion of the risk alongside certain classes of the ILNs.
  After consideration of the ILN and XOL reinsurance placement and the $450 million return of capital described above, as of December 31, 2018, Radian Guaranty had Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs 1.0) of approximately $3.5 billion, which resulted in an excess or “cushion” of approximately $567 million, or 19 percent, over its Minimum Required Assets of approximately $2.9 billion.
  If the new PMIERs (PMIERs 2.0) requirements were in effect, Radian Guaranty calculates that its Available Assets at December 31, 2018 would have resulted in a cushion of approximately $340 million, or 12 percent, over its Minimum Required Assets. The change in Radian's PMIERs cushion for PMIERs 2.0 as compared to PMIERs 1.0 is primarily due to the elimination in PMIERS 2.0 of any credit for future premiums that is currently allowed for insurance policies written prior to and including 2008. Radian continues to expect its PMIERs cushion to increase over time as a result of continued organic growth and ongoing risk distribution.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2018 financial results in a conference call today, Friday, February 8, 2019, at 9:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1085 inside the U.S., or 612.288.0340 for international callers, using passcode 462718 by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 462718.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of business lines. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other acquired intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, the company also has presented a related non-GAAP measure, Services adjusted EBITDA margin, which is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are presented to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)
For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance and Restructuring and Other Exit Costs
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information Reinsurance Programs

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A (page 1 of 2)

	2018				2017
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned - insurance	$261,682	$258,431	$251,344	$242,550	$245,175
Services revenue	38,414	36,566	36,828	33,164	39,703
Net investment income	42,051	38,995	37,473	33,956	33,605
Net gains (losses) on investments and other financial instruments	(11,705)	(4,480)	(7,404)	(18,887)	(1,339)
Other income	1,031	1,174	1,016	807	768
Total revenues	331,473	330,686	319,257	291,590	317,912

Expenses:
Provision for losses	27,140	20,881	19,337	37,283	35,178
Policy acquisition costs	6,485	5,667	5,996	7,117	5,871
Cost of services	24,939	25,854	24,205	23,126	23,349
Other operating expenses	77,266	70,125	70,184	63,243	65,999
Restructuring and other exit costs	113	4,464	925	551	5,230
Interest expense	15,584	15,535	15,291	15,080	14,929
Amortization and impairment of other acquired intangible assets	3,461	3,472	2,748	2,748	2,629
Total expenses	154,988	145,998	138,686	149,148	153,185

Pretax income	176,485	184,688	180,571	142,442	164,727
Income tax provision (benefit)	36,706	41,891	(28,378)	27,956	157,911
Net income	$139,779	$142,797	$208,949	$114,486	$6,816

Diluted net income per share	$0.64	$0.66	$0.96	$0.52	$0.03

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2018	2017

Revenues:
Net premiums earned - insurance	$1,014,007	$932,773
Services revenue	144,972	155,103
Net investment income	152,475	127,248
Net gains (losses) on investments and other financial instruments	(42,476)	3,621
Other income	4,028	2,886
Total revenues	1,273,006	1,221,631

Expenses:
Provision for losses	104,641	135,154
Policy acquisition costs	25,265	24,277
Cost of services	98,124	104,599
Other operating expenses	280,818	267,321
Restructuring and other exit costs	6,053	17,268
Interest expense	61,490	62,761
Loss on induced conversion and debt extinguishment	—	51,469
Impairment of goodwill	—	184,374
Amortization and impairment of other intangible assets	12,429	27,671
Total expenses	588,820	874,894

Pretax income	684,186	346,737
Income tax provision (benefit)	78,175	225,649
Net income	$606,011	$121,088

Diluted net income per share	$2.77	$0.55

Radian Group Inc. and Subsidiaries Net Income Per Share Trend Schedule Exhibit B (page 1 of 2)

The calculation of basic and diluted net income per share was as follows:

	2018				2017
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income —basic and diluted	$139,779	$142,797	$208,949	$114,486	$6,816

Average common shares outstanding—basic	213,435	213,309	213,976	215,967	215,623
Dilutive effect of Convertible Senior Notes due 2017 (1)	—	—	—	—	9
Dilutive effect of stock-based compensation arrangements (1)	4,448	4,593	3,854	3,916	4,618
Adjusted average common shares outstanding—diluted	217,883	217,902	217,830	219,883	220,250

Basic net income per share	$0.65	$0.67	$0.98	$0.53	$0.03

Diluted net income per share	$0.64	$0.66	$0.96	$0.52	$0.03

(1)

There were no Convertible Senior Notes outstanding at December 31, 2017, or in subsequent periods. The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2018				2017
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	337	338	484	170	170

Radian Group Inc. and Subsidiaries Net Income Per Share Exhibit B (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2018	2017
Net income:
Net income - basic	$606,011	$121,088
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	—	(215)
Net income - diluted	$606,011	$120,873

Average common shares outstanding—basic	214,267	215,321
Dilutive effect of Convertible Senior Notes due 2017	—	323
Dilutive effect of Convertible Senior Notes due 2019	—	457
Dilutive effect of stock-based compensation arrangements (2)	4,286	4,305
Adjusted average common shares outstanding—diluted	218,553	220,406

Basic net income per share	$2.83	$0.56

Diluted net income per share	$2.77	$0.55

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended December 31,
(In thousands)	2018	2017
Shares of common stock equivalents	337	353

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	December 31,		September 30,	June 30,	March 31,	December 31,
(In thousands, except per-share amounts)	2018		2018	2018	2018	2017

Assets:
Investments	$5,153,029		$5,028,235	$4,873,919	$4,668,217	$4,643,942
Cash	95,393		104,413	95,573	122,481	80,569
Restricted cash	11,609		9,925	9,152	7,623	15,675
Accounts and notes receivable	78,652		108,003	94,848	80,068	72,558
Deferred income taxes, net	131,643		134,201	171,293	253,381	229,567
Goodwill and other acquired intangible assets, net	58,998		55,707	59,179	61,465	64,212
Prepaid reinsurance premium	417,628		413,728	405,447	390,241	386,509
Other assets	367,700		415,272	430,077	426,773	407,849
Total assets	$6,314,652		$6,269,484	$6,139,488	$6,010,249	$5,900,881

Liabilities and stockholders’ equity:
Unearned premiums	$739,357		$747,921	$741,296	$723,100	$723,938
Reserve for losses and loss adjustment expense	401,361		412,460	451,542	488,656	507,588
Senior notes	1,030,348		1,029,511	1,028,687	1,027,875	1,027,074
Reinsurance funds withheld	321,212		352,952	331,776	305,409	288,398
Other liabilities	333,659		379,362	385,051	412,793	353,845
Total liabilities	2,825,937		2,922,206	2,938,352	2,957,833	2,900,843

Common stock	231		231	231	233	233
Treasury stock	(894,870)		(894,635)	(894,610)	(894,191)	(893,888)
Additional paid-in capital	2,724,733		2,720,626	2,715,426	2,748,233	2,754,275
Retained earnings	1,719,541		1,580,296	1,438,032	1,229,616	1,116,333
Accumulated other comprehensive income (loss)	(60,920)		(59,240)	(57,943)	(31,475)	23,085
Total stockholders’ equity	3,488,715		3,347,278	3,201,136	3,052,416	3,000,038
Total liabilities and stockholders’ equity	$6,314,652		$6,269,484	$6,139,488	$6,010,249	$5,900,881

Shares outstanding	213,473		213,333	213,232	215,543	215,814

Book value per share	$16.34		$15.69	$15.01	$14.16	$13.90

Tangible book value per share (See Exhibit G)	$16.06		$15.43	$14.73	$13.88	$13.60

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	13.9:1	(1)	12.4:1	12.5:1	12.6:1	12.8:1
Risk to capital ratio-Mortgage Insurance combined	12.8:1	(1)	11.7:1	11.8:1	11.9:1	12.1:1

(1) Preliminary.

Radian Group Inc. and Subsidiaries Net Premiums Earned - Insurance and Restructuring and Other Exit Costs Exhibit D (page 1 of 2)

	2018					2017
(In thousands)	Qtr 4		Qtr 3	Qtr 2	Qtr 1	Qtr 4

Premiums earned - insurance: (1)
Direct	$277,932		$271,487	$265,581	$258,743	$260,184
Assumed	6		6	7	6	7
Ceded	(18,217)	(2)	(16,011)	(16,620)	(16,199)	(15,016)
Net premiums earned - insurance	$259,721		$255,482	$248,968	$242,550	$245,175

Notable variable items: (3)
Single Premium Policy cancellations, direct	$9,320		$11,559	$14,776	$12,335	$21,172
Single Premium Policy cancellations, ceded (4)	(3,091)		(3,288)	(4,046)	(3,301)	(3,934)
Single Premium Policy cancellations, net	6,229		8,271	$10,730	$9,034	$17,238

Profit commission - other (5)	$8,447		$8,267	$7,917	$7,405	$4,272

Restructuring and other exit costs: (6)
Employee severance, related benefits and other exit costs (7)	$113		$407	$1,055	$525	$1,365
Impairment of other long-lived assets and loss from the sale of a business line (8)	—		4,057	(130)	26	3,865
Total restructuring and other exit costs	$113		$4,464	$925	$551	$5,230

(1)	These amounts are related to our Mortgage Insurance segment.
(2)

Amount includes premiums ceded to unaffiliated special purpose insurers in connection with our Excess-of-Loss reinsurance program, entered into in the fourth quarter of 2018. Premiums ceded pursuant to this program totaled $2.3 million in the three months ended December 31, 2018.

(3)	These amounts are included in net premiums earned - insurance, in our Mortgage Insurance segment.
(4)	Includes the impact of related profit commissions.
(5)	The amounts represent the profit commission on the Single Premium QSR Program, included in net premiums earned - insurance, and exclude the impact of Single Premium Policy cancellations.
(6)

Primarily represents the charges associated with our plan to restructure the Services business. For the three months ended September 30, 2018, also includes an unrelated impairment of internal-use software.

(7)	Employee severance, related benefits and other exit costs are components of adjusted pretax operating income.
(8)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. The amount for the three months ended September 30, 2018 primarily relates to the impairment of internal-use software. The amounts for the three months ended June 30, 2018 and December 31, 2017 primarily relate to the loss on the sale of our EuroRisk business, which was completed during the fourth quarter of 2017. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Net Premiums Earned - Insurance and Restructuring and Other Exit Costs Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2018	2017

Premiums earned - insurance: (1)
Direct	$1,073,743	$990,016
Assumed	25	28
Ceded	(67,047)	(57,271)
Net premiums earned - insurance	$1,006,721	$932,773

Notable variable items: (2)
Single Premium Policy cancellations, direct	$47,990	$60,348
Single Premium Policy cancellations, ceded (3)	(13,726)	(11,734)
Single Premium Policy cancellations, net	34,264	48,614

Profit commission - other (4)	32,036	17,869

Restructuring and other exit costs: (5)
Employee severance, related benefits and other exit costs (6)	$2,100	$6,828
Impairment of other long-lived assets and loss from the sale of a business line (7)	3,953	10,440
Total restructuring and other exit costs	$6,053	$17,268

(1)	These amounts are related to our Mortgage Insurance segment.
(2)	These amounts are included in net premiums earned - insurance, in our Mortgage Insurance segment.
(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission on the Single Premium QSR Program, included in net premiums earned - insurance, and exclude the impact of Single Premium Policy cancellations.
(5)	Primarily represents the charges associated with our plan to restructure the Services business. For the year ended December 31, 2018, also includes an unrelated impairment of internal-use software.
(6)	Employee severance, related benefits and other exit costs are components of adjusted pretax operating income.
(7)

Impairment of other long-lived assets and loss from the sale of a business line are not components of adjusted pretax operating income. For 2018, the amounts primarily relate to the impairment of internal-use software. The amount in 2017 includes the impairment of other long-lived assets and the loss on the sale of our EuroRisk business, which was completed during the fourth quarter of 2017. See Exhibit F for additional information on our non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2018				2017
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written - insurance (1)	$247,256	$253,827	$251,958	$237,980	$104,635	(2)
(Increase) decrease in unearned premiums	12,465	1,655	(2,990)	4,570	140,540
Net premiums earned - insurance	259,721	255,482	248,968	242,550	245,175
Net investment income	41,875	38,824	37,447	33,956	33,605
Other income	641	725	621	807	768
Total	302,237	295,031	287,036	277,313	279,548

Provision for losses	27,079	20,715	19,362	37,391	35,257
Policy acquisition costs	6,485	5,667	5,996	7,117	5,871
Other operating expenses before corporate allocations	37,070	33,152	33,262	31,888	36,806
Total (3)	70,634	59,534	58,620	76,396	77,934
Adjusted pretax operating income before corporate allocations	231,603	235,497	228,416	200,917	201,614
Allocation of corporate operating expenses	21,627	19,794	20,136	18,577	13,624
Allocation of interest expense	11,133	11,083	10,840	10,629	10,477
Adjusted pretax operating income	$198,843	$204,620	$197,440	$171,711	$177,513

	Services
	2018				2017
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums earned - insurance	$1,961	$2,949	$2,376	$—	$—
Services revenue (3)	39,006	37,332	37,713	34,166	40,707
Net investment income	176	171	26	—	—
Other income	390	449	395	—	—
Total	41,533	40,901	40,510	34,166	40,707

Provision for losses	113	242	53	—	—
Cost of services	25,064	26,001	24,357	23,270	23,616
Other operating expenses before corporate allocations	13,719	14,772	14,015	10,744	12,781
Restructuring and other exit costs (4)	113	407	1,055	525	1,365
Total	39,009	41,422	39,480	34,539	37,762
Adjusted pretax operating income (loss) before corporate allocations (5)	2,524	(521)	1,030	(373)	2,945
Allocation of corporate operating expenses	3,232	2,948	3,010	2,784	3,467
Allocation of interest expense	4,451	4,452	4,451	4,451	4,452
Adjusted pretax operating income (loss)	$(5,159)	$(7,921)	$(6,431)	$(7,608)	$(4,974)

(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.

See notes continued on next page.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 4)

Notes continued from prior page.

(2)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in a reduction of $145.7 million in net premiums written for the fourth quarter of 2017.

(3) Inter-segment information:

	2018				2017
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment expense included in Mortgage Insurance segment	$592	$766	$885	$1,002	$1,004
Inter-segment revenue included in Services segment	592	766	885	1,002	1,004

(4)	Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income (loss).
(5)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):

	2018				2017
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss) before corporate allocations	$2,524	$(521)	$1,030	$(373)	$2,945
Depreciation and amortization	700	1,077	920	867	893
Services adjusted EBITDA	$3,224	$556	$1,950	$494	$3,838

	Mortgage Insurance
	Year Ended December 31,
(In thousands)	2018	2017
Net premiums written - insurance (1)	$991,021	$818,417
Decrease in unearned premiums	15,700	114,356
Net premiums earned - insurance	1,006,721	932,773
Net investment income	152,102	127,248
Other income	2,794	2,886
Total	1,161,617	1,062,907

Provision for losses	104,547	136,183
Policy acquisition costs	25,265	24,277
Other operating expenses before corporate allocations	135,372	150,975
Total (2)	265,184	311,435
Adjusted pretax operating income before corporate allocations	896,433	751,472
Allocation of corporate operating expenses	80,134	55,441
Allocation of interest expense	43,685	45,016
Adjusted pretax operating income	$772,614	$651,015

Table continued on next page.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 4) Table continued from prior page.

	Services
	Year Ended December 31,
(In thousands)	2018	2017
Net premiums earned - insurance	$7,286	$—
Services revenue (2)	148,217	161,833
Net investment income	373	—
Other income	1,234	—
Total	157,110	161,833

Provision for losses	408	—
Cost of services	98,692	105,812
Other operating expenses before corporate allocations	53,250	50,969
Restructuring and other exit costs (3)	2,100	6,828
Total	154,450	163,609
Adjusted pretax operating income (loss) before corporate allocations (4)	2,660	(1,776)
Allocation of corporate operating expenses	11,974	14,319
Allocation of interest expense	17,805	17,745
Adjusted pretax operating income (loss)	$(27,119)	$(33,840)

(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Inter-segment information:

	Year Ended December 31,
	2018	2017
Inter-segment expense included in Mortgage Insurance segment	$3,245	$6,730
Inter-segment revenue included in Services segment	3,245	6,730

(3)	Does not include impairment of long-lived assets and loss from the sale of a business line, which are not considered components of adjusted pretax operating income (loss).
(4)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F)

	Year Ended December 31,
	2018	2017
Adjusted pretax operating income (loss) before corporate allocations	2,660	$(1,776)
Depreciation and amortization	3,564	3,758
Services adjusted EBITDA	$6,224	$1,982

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 4 of 4) Selected balance sheet information for our segments, as of the dates indicated, is as follows:

	At December 31, 2018
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$6,138,679	$175,973	$6,314,652

	At December 31, 2017
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,733,918	$166,963	$5,900,881

Selected Mortgage Insurance Key Ratios

	2018				2017
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Loss ratio (1)	10.4%	8.1%	7.8%	15.4%	14.4%
Expense ratio (1)	25.1%	22.9%	23.9%	23.7%	23.0%

	Year Ended December 31,
	2018	2017
Loss ratio (1)	10.4%	14.6%
Expense ratio (1)	23.9%	24.7%

(1) Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries Definition of Consolidated Non-GAAP Financial Measures Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income from continuing operations excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other acquired intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common shareholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of share-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt and losses incurred to purchase our convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries Definition of Consolidated Non-GAAP Financial Measures Exhibit F (page 2 of 2)

(4)

Amortization or impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

(5)

Net impairment losses recognized in earnings and losses from the sale of lines of business. The recognition of net impairment losses on investments and the impairment of other long-lived assets does not result in a cash payment and can vary significantly in both amount and frequency, depending on market credit cycles and other factors. Losses from the sale of lines of business are highly discretionary as a result of strategic restructuring decisions, and generally do not occur in the normal course of our business. We do not view these losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, we also have presented a related non-GAAP measure, Services adjusted EBITDA margin, which we calculate by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. We have presented Services adjusted EBITDA and Services adjusted EBITDA margin to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 7)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2018				2017
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$176,485	$184,688	$180,571	$142,442	$164,727
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(11,705)	(4,480)	(7,404)	(18,887)	(1,339)
Acquisition-related expenses (1)	(463)	(2)	(416)	—	21
Amortization and impairment of other acquired intangible assets	(3,461)	(3,472)	(2,748)	(2,748)	(2,629)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(1,570)	(4,057)	130	(26)	(3,865)
Total adjusted pretax operating income (3)	$193,684	$196,699	$191,009	$164,103	$172,539

(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)

The amount for the three months ended December 31, 2018 relates to impairment of other long-lived assets and is included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A. The amounts for all other periods are included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A.

(3)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 7)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2018					2017
	Qtr 4	Qtr 3	Qtr 2		Qtr 1	Qtr 4
Diluted net income per share	$0.64	$0.66	$0.96		$0.52	$0.03

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.05)	(0.02)	(0.03)		(0.09)	(0.01)
Amortization and impairment of other acquired intangible assets	(0.02)	(0.02)	(0.01)		(0.01)	(0.01)
Impairment of other long-lived assets and loss from the sale of a business line	(0.01)	(0.02)	—		—	(0.02)
Income tax provision (benefit) on reconciling income (expense) items (1)	(0.02)	(0.01)	(0.01)		(0.02)	(0.01)
Difference between statutory and effective tax rate	—	—	0.30	(2)	0.01	(0.45)	(3)
Per-share impact of reconciling income (expense) items	(0.06)	(0.05)	0.27		(0.07)	(0.48)
Adjusted diluted net operating income per share (1)	$0.70	$0.71	$0.69		$0.59	$0.51

(1)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(2)

Includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

(3)	Includes $0.47 in additional tax expense related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 3 of 7)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2018					2017
	Qtr 4	Qtr 3	Qtr 2		Qtr 1	Qtr 4
Return on equity (1)	16.4%	17.4%	26.7%		15.1%	0.9%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(1.4)	(0.5)	(0.9)		(2.5)	(0.2)
Acquisition-related expenses	(0.1)	—	(0.1)		—	—
Amortization and impairment of other acquired intangible assets	(0.4)	(0.4)	(0.4)		(0.4)	(0.4)
Impairment of other long-lived assets and loss from the sale of a business line	(0.2)	(0.5)	—		—	(0.5)
Income tax provision (benefit) on reconciling income (expense) items (3)	(0.4)	(0.3)	(0.3)		(0.6)	(0.4)
Difference between statutory and effective tax rate	0.2	(0.5)	8.5	(4)	0.3	(13.4)
Impact of reconciling income (expense) items	(1.5)	(1.6)	7.4		(2.0)	(14.1)
Adjusted net operating return on equity	17.9%	19.0%	19.3%		17.1%	15.0%

(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(4)

Includes 9.4% of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2018				2017
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Book value per share	$16.34	$15.69	$15.01	$14.16	$13.90
Less: Goodwill and other acquired intangible assets, net per share	0.28	0.26	0.28	0.28	0.30
Tangible book value per share	$16.06	$15.43	$14.73	$13.88	$13.60

(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 4 of 7)

Reconciliation of Net Income to Services Adjusted EBITDA

	2018				2017
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income	$139,779	$142,797	$208,949	$114,486	$6,816
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(11,705)	(4,480)	(7,404)	(18,887)	(1,339)
Acquisition-related expenses	(463)	(2)	(416)	—	21
Amortization and impairment of other acquired intangible assets	(3,461)	(3,472)	(2,748)	(2,748)	(2,629)
Impairment of other long-lived assets and loss from the sale of a business line	(1,570)	(4,057)	130	(26)	(3,865)
Income tax provision (benefit)	36,706	41,891	(28,378)	27,956	157,911
Mortgage Insurance adjusted pretax operating income	198,843	204,620	197,440	171,711	177,513
Services adjusted pretax operating income (loss)	(5,159)	(7,921)	(6,431)	(7,608)	(4,974)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(3,232)	(2,948)	(3,010)	(2,784)	(3,467)
Allocation of corporate interest expense to Services	(4,451)	(4,452)	(4,451)	(4,451)	(4,452)
Services depreciation and amortization	(700)	(1,077)	(920)	(867)	(893)
Services adjusted EBITDA	$3,224	$556	$1,950	$494	$3,838

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2018	2017
Consolidated pretax income	$684,186	$346,737
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(42,476)	3,621
Loss on induced conversion and debt extinguishment	—	(51,469)
Acquisition-related expenses (1)	(881)	(105)
Impairment of goodwill	—	(184,374)
Amortization and impairment of other acquired intangible assets	(12,429)	(27,671)
Impairment of other long-lived assets and loss from the sale of a business line (2)	(5,523)	(10,440)
Total adjusted pretax operating income (3)	$745,495	$617,175

(1)	Please see Exhibit F for the definition of this line item. This item is included within other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A.
(2)

For the year ended December 31, 2018, this item includes $1.6 million and $3.9 million of other operating expenses and restructuring and other exit costs, respectively, as classified on the Condensed Consolidated Statement of Operations in Exhibit A.

(3)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 5 of 7)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2018	2017
Diluted net income per share	$2.77	$0.55

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(0.19)	0.02
Loss on induced conversion and debt extinguishment	—	(0.23)
Impairment of goodwill	—	(0.84)
Amortization and impairment of other acquired intangible assets	(0.06)	(0.13)
Impairment of other long-lived assets and loss from the sale of a business line	(0.03)	(0.05)
Income tax provision (benefit) on other income (expense) items (1)	(0.06)	(0.43)
Difference between statutory and effective tax rate (2)	0.30	(0.47)
Per-share impact of other income (expense) items	0.08	(1.27)
Adjusted diluted net operating income per share (1)	$2.69	$1.82

(1)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

(2)

For 2018, includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities. All of the 2017 amount represents additional tax expense related to the remeasurement of our net deferred tax assets as a result of the Tax Cuts and Jobs Act enacted in December 2017.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 6 of 7)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Year Ended December 31,
	2018	2017
Return on equity (1)	18.7%	4.1%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	(1.3)	0.1
Loss on induced conversion and debt extinguishment	—	(1.8)
Acquisition-related expenses	—	—
Impairment of goodwill	—	(6.3)
Amortization and impairment of other acquired intangible assets	(0.4)	(0.9)
Impairment of other long-lived assets and loss from the sale of a business line	(0.2)	(0.4)
Income tax provision (benefit) on reconciling income (expense) items (3)	(0.4)	(3.2)
Difference between statutory and effective tax rate (3)	2.0	(3.5)
Impact of reconciling income (expense) items	0.5	(9.6)
Adjusted net operating return on equity	18.2%	13.7%

(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)

Calculated using the company’s federal statutory tax rates of 21% and 35% for 2018 and 2017, respectively. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 7 of 7)

Reconciliation of Net Income to Services Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2018	2017
Net income	$606,011	$121,088
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	(42,476)	3,621
Loss on induced conversion and debt extinguishment	—	(51,469)
Acquisition-related expenses	(881)	(105)
Impairment of goodwill	—	(184,374)
Amortization and impairment of other acquired intangible assets	(12,429)	(27,671)
Impairment of other long-lived assets and loss from the sale of a business line	(5,523)	(10,440)
Income tax provision (benefit)	78,175	225,649
Mortgage Insurance adjusted pretax operating income	772,614	651,015
Services adjusted pretax operating income (loss)	(27,119)	(33,840)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(11,974)	(14,319)
Allocation of corporate interest expense to Services	(17,805)	(17,745)
Services depreciation and amortization	(3,564)	(3,758)
Services adjusted EBITDA	$6,224	$1,982

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - New Insurance Written Exhibit H

	2018				2017
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Total primary new insurance written	$12,737	$15,764	$16,417	$11,664	$14,383

Percentage of primary new insurance written by FICO score
>=740	59.3%	60.7%	60.8%	61.0%	60.4%
680-739	32.7	31.5	32.5	32.6	33.1
620-679	8.0	7.8	6.7	6.4	6.5
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	94%	91%	89%	83%	79%

Percentage by premium type
Direct monthly and other premiums	83%	78%	76%	79%	77%
Direct single premiums
Lender-paid	5%	8%	10%	16%	20%
Borrower-paid (1)	12%	14%	14%	5%	3%
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Net single premiums (2)	6%	8%	8%	7%	15%

NIW for purchases	95%	96%	95%	89%	88%
NIW for refinances	5%	4%	5%	11%	12%

Percentage by LTV
95.01% and above	18.3%	16.9%	16.3%	15.4%	15.4%
90.01% to 95.00%	43.1%	44.3%	45.3%	44.5%	43.9%
85.01% to 90.00%	27.5%	27.9%	27.5%	27.5%	27.4%
85.00% and below	11.1%	10.9%	10.9%	12.6%	13.3%

(1)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.
(2)

Represents the percentage of direct Single Premium Policies written, after giving effect to the Single Premium NIW ceded under the Single Premium QSR Program (for NIW after the effective dates of the respective agreements). Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 1 of 2)

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2018	2018	2018	2018	2017
Primary insurance in force (1)
Prime	$215,739	$211,168	$204,537	$197,589	$193,949
Alt-A and A minus and below	5,704	5,928	6,204	6,436	6,775
Total Primary	$221,443	$217,096	$210,741	$204,025	$200,724

Primary risk in force (1) (2)
Prime	$55,374	$54,168	$52,446	$50,623	$49,674
Alt-A and A minus and below	1,354	1,409	1,476	1,530	1,614
Total Primary	$56,728	$55,577	$53,922	$52,153	$51,288

Percentage of primary risk in force
Direct monthly and other premiums	70%	70%	70%	69%	69%
Direct single premiums	30%	30%	30%	31%	31%

Net single premiums	17%	18%	18%	19%	19%

Percentage of primary risk in force by FICO score
>=740	59.4%	59.4%	59.3%	59.2%	58.9%
680-739	31.6	31.5	31.5	31.4	31.4
620-679	8.2	8.2	8.3	8.4	8.6
<=619	0.8	0.9	0.9	1.0	1.1
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	11.6%	11.0%	10.3%	9.7%	9.2%
90.01% to 95.00%	53.1	53.1	53.3	53.2	53.2
85.01% to 90.00%	29.0	29.4	29.7	30.2	30.6
85.00% and below	6.3	6.5	6.7	6.9	7.0
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	2.4%	2.6%	2.8%	3.0%	3.3%
2006	1.6	1.7	1.8	2.0	2.1
2007	3.7	4.0	4.4	4.8	5.2
2008	2.4	2.6	2.9	3.2	3.4
2009	0.4	0.4	0.4	0.5	0.6
2010	0.3	0.3	0.4	0.5	0.5
2011	0.8	0.9	1.0	1.2	1.3
2012	3.7	4.1	4.5	5.1	5.5
2013	6.2	6.7	7.4	8.2	8.9
2014	6.1	6.5	7.1	7.9	8.5
2015	10.2	10.9	11.9	13.0	13.8
2016	16.8	17.9	19.2	20.5	21.4
2017	21.1	22.0	23.2	24.5	25.5
2018	24.3	19.4	13.0	5.6	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,032	$1,019	$1,093	$1,223	$1,389

Table continued on next page.

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I (page 2 of 2) Table continued from prior page.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2018	2018	2018	2017
Persistency Rate (12 months ended) (3)	83.1%	81.4%	80.9%	81.0%	81.1%
Persistency Rate (quarterly, annualized) (3) (4)	85.5%	83.4%	82.3%	84.3%	79.4%

(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)

During the fourth quarter of 2017, the Persistency Rate was reduced by an increase in cancellations of single premium policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves Exhibit J (page 1 of 2)

	2018				2017
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Prime	$22,716	$29,709	$30,936	$37,142	$37,191
Alt-A and A minus and below	12,459	16,105	17,156	21,416	19,384
Total primary claims paid	35,175	45,814	48,092	58,558	56,575
Pool	342	1,072	954	1,152	2,458
Second-lien and other	(152)	169	157	148	(110)
Subtotal	35,365	47,055	49,203	59,858	58,923
Impact of captive terminations	(757)	—	—	(36)	—
Impact of commutations (2)	5,113	12,712	7,331	104	26,590
Total net claims paid	$39,721	$59,767	$56,534	$59,926	$85,513

Average net claims paid (1) (3)
Prime	$48.1	$50.9	$50.1	$50.0	$49.7
Alt-A and A minus and below	61.1	59.4	65.7	63.0	56.5
Total average net primary claims paid	52.0	53.6	54.8	54.1	51.8

Average direct primary claims paid (3) (4)	$52.9	$54.2	$55.5	$54.5	$52.2

(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of the termination of captive transactions and commutations.
(4)	Before reinsurance recoveries.

Radian Group Inc. and Subsidiaries Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves Exhibit J (page 2 of 2)

($ in thousands, except primary reserve per primary default amounts)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

MI Reserve for losses by category
Prime	$231,169	$231,916	$255,284	$274,595	$285,022
Alt-A and A minus and below	119,527	129,262	144,379	158,612	170,873
IBNR and other	13,864	14,505	14,246	17,164	16,021
LAE	10,271	11,203	12,228	13,440	13,349
Reinsurance recoverable (1)	10,992	9,977	9,317	8,953	8,315
Total primary reserves	385,823	396,863	435,454	472,764	493,580
Pool insurance	11,119	11,167	11,674	11,387	12,794
IBNR and other	191	205	172	226	278
LAE	313	313	327	319	356
Reinsurance recoverable (1)	17	20	24	20	35
Total pool reserves	11,640	11,705	12,197	11,952	13,463
Total 1st lien reserves	397,463	408,568	447,651	484,716	507,043
Second-lien and other	428	412	443	476	545
Total MI reserves	$397,891	$408,980	$448,094	$485,192	$507,588

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other (2)	$17,634	$18,409	$19,070	$18,523	$17,103

(1)

Represents ceded losses on captive transactions and quota share reinsurance transactions. This amount is included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

Includes the impact of reserves and defaults related to areas designated as individual assistance disaster areas by FEMA (“FEMA Designated Areas”) associated with Hurricanes Harvey and Irma. Excluding the impact from defaults received subsequent to Hurricanes Harvey and Irma in these FEMA Designated Areas, these amounts would be approximately as follows as of the dates indicated:

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Primary reserve per primary default excluding IBNR and other	17,599	18,785	20,656	21,512	20,500

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Default Statistics Exhibit K

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Default Statistics
Primary Insurance:
Prime
Number of insured loans	986,704	969,994	947,165	925,648	913,408
Number of loans in default	15,402	14,916	15,849	17,887	20,269
Percentage of loans in default	1.56%	1.54%	1.67%	1.93%	2.22%

Alt-A and A minus and below
Number of insured loans	35,906	37,268	38,892	40,661	42,318
Number of loans in default	5,691	5,854	6,239	6,710	7,653
Percentage of loans in default	15.85%	15.71%	16.04%	16.50%	18.08%

Total Primary
Number of insured loans	1,022,610	1,007,262	986,057	966,309	955,726
Number of loans in default (1)	21,093	20,770	22,088	24,597	27,922
Percentage of loans in default	2.06%	2.06%	2.24%	2.55%	2.92%

(1) Includes the following amounts related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma, as of the dates presented:

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Number of FEMA loans in default	2,627	2,946	4,132	5,780	7,051

Radian Group Inc. and Subsidiaries Mortgage Insurance Supplemental Information - Reinsurance Programs Exhibit L

	2018				2017
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Quota Share Reinsurance “QSR” Program
QSR ceded premiums written	$2,865	$3,174	$3,516	$3,931	$4,219
% of premiums written	1.1%	1.1%	1.2%	1.5%	1.6%
QSR ceded premiums earned	$4,158	$4,632	$5,258	$5,612	$6,439
% of premiums earned	1.5%	1.7%	2.0%	2.2%	2.5%
Ceding commissions written	$833	$918	$1,012	$1,128	$1,208
Ceding commissions earned (1)	$2,167	$2,738	$2,896	$3,548	$2,924
Ceded RIF included in QSR Program (2)	$910,862	$974,359	$1,044,463	$1,135,597	$1,207,426

Single Premium QSR Program
QSR ceded premiums written (3) (4)	$10,057	$20,920	$28,107	$15,791	$157,453
% of premiums written	3.7%	7.4%	9.8%	6.1%	59.5%
QSR ceded premiums earned (3)	$11,568	$11,181	$11,160	$10,377	$8,342
% of premiums earned	4.1%	4.0%	4.2%	4.0%	3.2%
Ceding commissions written	$5,174	$8,070	$9,880	$6,621	$41,331
Ceding commissions earned (1)	$5,551	$5,635	$5,643	$5,268	$4,053
Profit commission	$10,638	$11,358	$11,414	$10,693	$7,870
Ceded RIF included in Single Premium QSR Program (2) (4)	$8,168,939	$7,984,178	$7,614,614	$7,176,662	$6,941,781

Excess-of-Loss Program
Ceded premiums written	$9,009	$—	$—	$—	$—
% of premiums written	3.3%	—%	—%	—%	—%
Ceded premiums earned	$2,305	$—	$—	$—	$—
% of premiums earned	0.8%	—%	—%	—%	—%
Ceded RIF included in Excess-of-Loss Program (2)	$455,440	$—	$—	$—	$—

Total ceded RIF included in QSR Program, Single Premium QSR Program and Excess-of-Loss Program	$9,535,241	$8,958,537	$8,659,077	$8,312,259	$8,149,207

(1)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2018				2017
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Ceding commissions	$(5,837)	$(5,988)	$(6,085)	$(5,812)	$(4,624)

(2)	Included in primary RIF.
(3)	Net of profit commission.
(4)

Effective December 31, 2017, we amended the 2016 Single Premium QSR Agreement to increase the amount of ceded risk for 2015 through 2017 vintages under the agreement from 35% to 65%, resulting in ceded premiums written of $145.7 million for the fourth quarter of 2017 and an increase of $2.5 billion in ceded RIF at December 31, 2017.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s ("Radian Guaranty") ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the "PMIERs") and other applicable requirements imposed by the Federal Housing Finance Agency ("FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to successfully execute and implement our capital plans, including plans for expanding our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as potential future changes to the PMIERs requirements which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservator Capital Framework (“CCF”) that would establish capital requirements for the GSEs, if the CCF is finalized;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a significant decrease in the "Persistency Rates" (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA, U.S. Department of Veterans Affairs as well as from other forms of credit enhancement;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, including the revised PMIERs (“PMIERs 2.0”), which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations, and our risk distribution strategies;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets, and uncertainties regarding our ability to execute our restructuring plans within expected costs;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and legal and other limitations on dividends and other amounts we may receive from our subsidiaries.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our 2017 Form 10-K, and to subsequent reports filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Emily Riley - Phone: 215.231.1035
Email: emily.riley@radian.biz